SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C.  20549



     FORM 8-K

     CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the

     Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) April 7, 1994

                          Grey Advertising Inc.
           (Exact name of registrant as specified in its charter)

         Delaware                C-7897                  13-0802840
      (State or other          (Commission            (IRS Employer
      jurisdiction of          File Number)         Identification No.)
      incorporation)

        777 Third Avenue, New York, New York                  10017
     (Address of principal executive offices)               (Zip Code)

     Registrant's telephone number, including area code: (212) 546-2000


     (Former name or former address, if changed since last report)


          Item 5.  Other Events.

                    On April 7, 1994, Grey Advertising Inc. (the
          "Company") and Mr. Edward H. Meyer exchanged Mr. Meyer's shares of the Company's Series 1, Series 2 and Series 3 Preferred Stock for an equal number of shares of three new series of the Company's Preferred Stock, designated as Series I, Series II and Series III Preferred Stock. The three new series of preferred stock were authorized by the Company's Board of Directors and the powers, designations, preferences and rights of such series are set forth in resolutions adopted by the Board of Directors, which were filed as Certificates of Designations with the Secretary of State of the State of Delaware. The following summary of certain provisions of such certificates and the agreement effecting the exchange does not purport to be complete and is qualified in its entirety by reference to the more complete terms and provisions of such certificates and agreement, attached as exhibits hereto.

                    The terms of the Company's new series of preferred stock, including the basic economic terms relating thereto, are essentially the same as the Company's existing series of preferred stock, except that the redemption date of the three series of new preferred stock is fixed at April 7, 2004, rather than on a date determined by reference to Mr. Meyer's termination of full-time employment with the Company as was the case with the existing series of preferred stock. The terms of the new series of preferred stock also give Mr. Meyer the option to require the Company to redeem his preferred stock for a period of 12 months following his (i) death, (ii) permanent disability or permanent mental disability, (iii) termination of full-time employment for good reason and (iv) termination of full-time employment by the Company without cause. Previously, Mr. Meyer had the option to require the Company to redeem his preferred stock only upon the termination of his full-time employment with the Company prior to his attainment of age 65.

                    In light of the change to the redemption provisions described above, the voting rights of the three new series of preferred stock, including the special voting rights to which the new series of preferred stock is entitled, would extend until April 7, 2004, unless terminated earlier as a result of death or permanent mental disability. The voting rights of the existing series of preferred stock terminated upon the termination of Mr. Meyer's full-time employment with the Company by reason of cause or voluntary retirement, or upon Mr. Meyer's death or permanent disability.

                    The exchange was effected pursuant to a
          Stockholder Exchange Agreement between the Company and Mr. Meyer. The Exchange Agreement contains customary representations and warranties, as well as the following contractual rights: (i) a put right exercisable by Mr. Meyer at the time of redemption of the outstanding shares of the three new series of preferred stock of certain shares of the Company's Common Stock held by Mr. Meyer so that Mr. Meyer does not suffer adverse tax consequences as a result of the redemption (a similar provision was contained in the agreement pursuant to which Mr. Meyer obtained his shares of the existing series of preferred stock), (ii) an extension of the maturity date of the promissory notes issued by Mr. Meyer as partial consideration for his shares of the existing series of preferred stock to April 7, 2004, and
          (iii) after the outstanding shares of the three new series of preferred stock are redeemed, an obligation by the Company to use its best efforts to elect to its Board of Directors that number of persons designated by Mr. Meyer (or if he is no longer alive or is mentally disabled, a representative of his family and/or his estate) corresponding to the proportion of the capital stock of the Company then owned by Mr. Meyer and his family, but in no event less than one director so long as Mr. Meyer and his family own at least five percent of the outstanding capital stock of the Company.

                    Simultaneous with the exchange, the Company retired the shares of the three series of existing preferred stock received from Mr. Meyer and filed a certificate eliminating the Company's Series 2 and Series 3 Preferred Stock from its Restated Certificate of Incorporation.

          Item 7.  Financial Statements, Pro Forma Financial
          Information and Exhibits.

          Exhibit No.              Description

          3(a)                     Restated Certificate of
                                   Incorporation of the Company

          10(a) Stockholder Exchange Agreement, dated as of April 7, 1994, by and between the Company and Edward H. Meyer

                                   SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GREY ADVERTISING INC.

          Date______________________    By_________________________
                                          Name:
                                          Title: